ARTICLES SUPPLEMENTARY TO ARTICLES OF INCORPORATION OF FMI FUNDS, INC.

The undersigned officers of FM! Funds, Inc. (the "Company"), a corporation duly organized and existing under the Maryland General Corporation Law (the "MGCL"), do hereby certify:

FIRST: That the name of the Company is FM! Funds, Inc.

SECOND: That the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company.

THIRD: That the following amendments ("Amendments") to the Company's Articles of Incorporation, as amended to date (the "Articles"), were approved by a majority of the entire Board of Directors of the Company:

(A)re-designating One Hundred Million (100,000,000) shares of the designated Common Stock from Class F Common Stock (FMI Common Stock Fund-Institutional Class) to Class C Common Stock (FMI International Fund-Common Stock Class); and

(B)authorizing and directing the filing of these Articles Supplementary for record with the State Department of Assessments and Taxation of Maryland (the "Department").

FOURTH: That immediately before the re-designation the total number of shares of stock of all classes that the Company had authority to issue was One Billion Four Hundred Million (1,400,000,000) authorized shares of Common Stock ($140,000 aggregate par value), with the table below setting forth the total number of shares of Common Stock of each class immediately before the re-designation and the respective aggregate par value of such class:

Class A Common Stock	Number of Shares None	Aggregate Par Value None
Class B Common Stock	400,000,000	$40,000
(FMI Large Cap Fund)
Class C Common Stock	200,000,000	$20,000
(FMI International Fund)
Class D Common Stock	200,000,000	$20,000
(FMI Common Stock Fund)
Class E Common Stock	200,000,000	$20,000
(FMI Large Cap Fund-Institutional Class)
Class F Common Stock	200,000,000	$20,000
(FMl Common Stock Fund-Institutional Class)
Class G Common Stock (FMI International Fund-Institutional Class)	200,000,000	$20,000

SIXTH: That immediately after the re-designation the total number of shares of stock of all classes that the Company had authority to issue was One Billion Four Hundred Million (1,400,000,000) authorized shares of Common Stock ($140,000 aggregate par value), with the table below setting forth the total number of shares of Common Stock of each class immediately after the re-designation and the respective aggregate par value of such class:

Class A Common Stock	Number of Shares None	Aggregate Par Value None
Class B Common Stock (FMI Large Cap Fund)	400,000,000	$40,000
Class C Common Stock (FMI International Fund)	300,000,000	$30,000
Class D Common Stock (FMI Common Stock Fund)	200,000,000	$20,000
Class E Common Stock (FMI Large Cap Fund-Institutional Class)	200,000,000	$20,000
Class F Common Stock (FMI Common Stock Fund-Institutional Class)	100,000,000	$10,000
Class G Common Stock	200,000,000	$20,000
(FMI International Fund-Institutional Class)

FIFTH: These Articles Supplementary shall become effective as of the time they are accepted by the Department for record.

SIXTH: That the Amendments are limited to changes expressly permitted by Section 2-605 and 2-105(a)(l3) of the MGCL to be made without action by the stockholders of the Company.

IN WITNESS WHEREOF, the undersigned officers of the Company who executed the foregoing Articles Supplementary hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties of perjury.
Dated this 6th day of February, 2017.
FMI FUNDS, INC.

By: /s/ Ted D. Kellner, President
Ted D. Kellner, President

Attest: /s/ John S. Brandser, Secretar
John S. Brandser, Secretary
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